Exhibit 99.1

Empery Digital Signs Additional $100 Million Committed Credit Facility and Increases Share Repurchase Program to $150 million

Empery Digital Has Repurchased Approximately 6.7 Million Shares

AUSTIN, Texas – October 13, 2025 – Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”) today announced that it has entered into a $100 million committed delayed draw term loan credit facility with Two Prime Lending, as lender (the “Borrowing Facility”). The Company may draw proceeds from this facility, in one or more draws, an aggregate principal amount of up to $100 million, through October 12, 2026 at which date all such loans, together with any accrued and unpaid interest and related obligations, shall become due and payable in their entirety, subject to the Company’s sole option to extend the due date of all such loans for one additional year, to October 12, 2027. Together with the Company’s previously announced borrowing arrangements, this Borrowing Facility now gives the Company committed capacity of $150 million.

Additionally, the Company’s Board of Directors has approved an increase in the previously authorized share repurchase program to $150 million. Management remains committed to increasing bitcoin per share for its shareholders through accretive share repurchases at prices below net asset value (NAV).

“Management has negotiated a flexible borrowing facility that allows for a one-year extension, no commitment fees, no prepayment limitations, no prepayment fees, no recourse beyond the Bitcoin collateral and at what we believe to be in line with the lowest available interest rates in the bitcoin-backed lending market,” says Ryan Lane, Chairman and Co-CEO of the Empery Digital. “We will continue to execute this strategy with a laser focus on increasing BTC per share in order to fulfill our objective to outperform holding BTC directly” Ryan continued.

As of October 10, 2025, the Company has repurchased 6,740,482 shares of its common stock under its share repurchase program, at an average purchase price per share of $7.61, including all fees and commissions. Following these repurchases, approximately $99 million remains available for future repurchases under the Company’s increased share repurchase program.

See real-time NAV Metrics and other meaningful information on our dashboard here: https://www.emperydigital.com/treasury-dashboard

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About Empery Digital Inc.

Built on Principles, Powered by Blockchain

Empery Digital empowers progress by unlocking the transformative potential of digital asset management through blockchain. The Company employs a bitcoin treasury strategy focused on aggregating bitcoin and maximizing bitcoin per share while working to build a future where blockchain is the foundation of growth through transparency, efficiency, and accountability. As a company they apply themselves relentlessly by making disciplined decisions that drive long-term value for shareholders. For them, Bitcoin is not just another crypto format and blockchain isn’t just another tool, they’re fundamental drivers of progress.

About Two Prime Lending

Two Prime Lending Limited delivers secured credit solutions to institutional bitcoin holders, offering over $3 billion in lending capacity. The firm provides flexible, non-rehypothecated loans backed by collateral held in segregated, secured custody, a model built to protect client assets and promote long-term trust in digital finance. Borrowers include miners, asset managers, family offices, and corporate treasuries seeking capital-efficient access to liquidity without compromising security. We are an affiliate of Two Prime Inc., an SEC-Registered Investment Advisor specializing in digital asset quantitative trading, risk management, and trading for institutional clients.

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Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements relating to making share repurchases if our common stock is trading below NAV, potential future share repurchases and our objectives to outperform BTC. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of Bitcoin and other cryptocurrencies; the risk that the Company’s stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, as well as those risks and uncertainties identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other information the Company has or may file with the U.S. Securities and Exchange Commission, including those identified under the heading “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2025 and June 30, 2025.

We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Empery Digital Contacts

For Sales sales@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

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